Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. REPORTS 1ST QUARTER FINANCIAL RESULTS

TIMBERVILLE, VA—April 25, 2012—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the first quarter ended March 31, 2012 and its recently declared first quarter dividend.

Net income for the first quarter 2012 totaled $1.135 million, compared to $686 thousand for the same period in 2011.  Other notable results for the quarter include:

●	net interest income of approximately $4.97 million, compared to $4.56 million for the same period of 2011;
●	net interest margin of 3.88% versus 3.65% for the same period of 2011;
●	non-interest income of approximately $775 thousand compared to $791 thousand for the same period of 2011;
●	non-interest expense of approximately $3.25 million, versus $3.27 million in 2011;
●	Loans held for investment decreased $1.93 million, to $450.80 million from $452.73 million in 2011;
●	Deposits grew $8.22 million, to $444.93 million from $436.71 million in 2011;
●	Net income per share of $.46 in 2012 versus $.29 per share in 2011.

Dean Withers, President and CEO, stated “We are very pleased with our first quarter results. Our net income increased $449 thousand, or 65.4% compared to 2011 and our net income per share increased 58.6%. We have also been very successful in our efforts to control interest expense, which decreased $336 thousand. This reduction contributed to our ability to increase our net interest margin by .23% compared to the first quarter of 2011.”

Our non-performing loans totaled $17.8 million at March 31, 2012 versus $15.0 million at March 31, 2011, an increase of $2.8 million. Foreclosed assets totaled $2.098 million, a decrease of approximately $667 thousand compared to a total of $2.765 million at March 31, 2011. Our provision for loan losses totaled $900 thousand for the first quarter of 2012, compared to $1.1 million for the same period in 2011.  Our loan loss allowance increased to $7.3 million, or 1.62% of total loans held for investment at March 31, 2012, compared to $6.1 million, or 1.35% of total loans held for investment at March 31, 2011.

Withers went on to state, “while non-performing loans increased compared to year end and the same period in 2011, this increase is primarily the result of continued struggles with the real estate development market. As a result, we continue to aggressively fund the Allowance for Loan Losses. Our analysis of the loan portfolio indicates we are generally well secured on our non-performing loans. We believe the current level of our Allowance for Loan Losses, which has increased $1.2 million compared to 2011, is sufficient to protect our level of non-performing loans.”

Withers continued, “on April 19, 2012, our Board of Directors declared a first quarter dividend of $0.16 per share. The dividend will be paid on May 11, 2012, to shareholders of record as of May 1, 2012.”

Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or neilhayslett@farmersandmerchants.biz

F & M Bank Corp.
 Financial Highlights

	Unaudited For Three Months Ended March 31
INCOME STATEMENT	2012	2011
Interest and Dividend Income	$6,693,124	$6,593,490
Interest Expense	1,696,317	2,032,067
Net Interest Income	4,996,807	4,561,423
Non-Interest Income	775,799	791,105
Non-Interest Expense	3,251,308	3,271,972
Provision for Loan Losses	900,000	1,100,000
Income Before Income Taxes & Securities Transactions	1,621,298	980,556
Securities Gains (Losses)	0	0
Provision For Income Taxes	473,921	294,798
Minority Interest (Loss)	11,952	(193)
Net Income	$1,135,425	$685,951
Average Shares Outstanding	2,493,758	2,326,848
Net Income Per Common Share	.46	.29
Dividends Declared	.16	.15

BALANCE SHEET	Unaudited March 31, 2012	Unaudited March 31, 2011
Cash and Due From Banks	$5,390,099	$5,840,141
Interest Bearing Bank Deposits	667,184	2,672,784
Federal Funds Sold	22,921,000	17,520,000
Loans Held for Sale Loans Held for Investment	25,160,152 450,800,760	23,682,968 452,731,149
Less Allowance for Loan Losses	(7,314,145)	(6,094,634)
Net Loans Held for Investment	443,486,615	446,636,515
Securities	26,967,077	25,807,782
Other Assets	32,829,313	29,135,207
Total Assets	$557,421,440	$551,295,397

Deposits	$444,933,690	$436,706,531
Short Term Debt	4,660,738	5,147,615
Long Term Debt	51,691,000	58,202,655
Other Liabilities	9,185,042	6,239,119
Total Liabilities	510,470,470	506,295,920
Stockholders’ Equity	46,950,970	44,999,477
Total Liabilities and Stockholders’ Equity	$557,421,440	$551,295,397
Book Value Per Common Share	$18.82	$18.09